Exhibit 10.25
Novelis 2021 Executive Long-Term Incentive Plan

1.Title and Administration. This long-term incentive plan (the “2021 Executive LTIP” or the “Plan”) will be administered by the Human Resources department of Novelis Inc. (the “Company”). The Plan is adopted effective May 6, 2020 (the “Plan Commencement Date”).

2.Award Date. The “Award Date” means the Plan Commencement Date except for those Participants who first commence participation after such date as provided paragraph 5(a) or (b) below.

3.Target Opportunity. Each Participant’s target opportunity will be determined by the Compensation Committee of the Company’s Board of Directors (the “Board”) or its designee. Indian Rupee exchange rates will be fixed on the Award Date.

4.Plan Design. A Participant’s target opportunity under the Plan will be comprised of Novelis Performance Units (each, a “PU”), Hindalco Restricted Stock Units (each, a “RSU”) and Hindalco Stock Appreciation Rights (each, a “SAR”).

(a)Novelis Performance Units. Novelis PUs will comprise 50% of each Participant’s award under the Plan.

(i)Value. Each PU will have a fixed value of US$100.

(ii)Performance Period. The Performance Period for PUs will commence on April 1, 2020 and end on March 31, 2023.

(iii)Vesting. The PUs vest three (3) years from the Award Date. All vesting of a Participant’s award will end upon termination of the Participant’s employment. The PUs are at-risk, and the number of PUs that vest, if any, will be determined by the Company’s achievement of ROCE targets established for the Performance Period. Vesting will range from 50% (threshold) to 200% (maximum) of target award value. Performance results between threshold level and target level or between target level and maximum level will be determined by means of interpolation. If threshold performance is not achieved, no PUs will vest.

(iv)Definitions. The following term will have the meaning ascribed to them below; provided, however, that the Board may approve the modification or interpretation of any definition in its sole discretion.

•Capital Employed (or “CE”) means (i) book debt plus (ii) book equity plus (iii) goodwill impairment (fixed at $1.5 billion) less (iv) cash in excess of $400 million, plus (v) any new impairment impacting equity, provided that total CE amount will be normalized for dividend and/or capital payments, if any.
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Average CE for a fiscal year will be based on the beginning and ending balances for the fiscal year.
•Net Income (or “Net Income/Loss”) means net income (loss) attributable to our common Shareholder".
•Net Operating Profit After Tax (or “NOPAT”) means (i) Net Income/Loss plus (ii) Interest Expense and Amortization of Debt Issuance Costs less (iii) Loss (Gain) on Extinguishment of Debt.
•Return on Capital Employed (or “ROCE”) means NOPAT divided by fiscal year average CE. ROCE will be calculated for each fiscal year of the Performance Period. The sum for all fiscal years in the Performance Period will be divided by the number of fiscal years in the Performance Period to obtain a simple average.

(v)Target Modifications. In the event the Company completes a significant strategic transaction during the Performance Period, the Board may, in its sole discretion, modify the ROCE targets established for the Performance Period.

(vi)     Payments. Payments will be made in cash within two fiscal quarters following the end of the vesting period and Board approval of performance against target (but in no event later then the short-deferral exemption date under Section 409A of the Internal Revenue Code).

(b)Hindalco Restricted Stock Units. Hindalco RSUs will comprise 30% of each Participant’s award under the Plan.

(i)Value. The value of each RSU will be equivalent to the value of one Hindalco share. The initial value of each RSU will be determined by using the average of the high and low prices of a Hindalco share as published by the Bombay Stock Exchange on the Award Date. The payout value of each RSU will be the average of the high and low prices of a Hindalco share as published by the Bombay Stock Exchange on the Vesting Date (as defined below). If the Award and/or Vesting Date falls on a date the Bombay Stock Exchange is closed, then the value of each RSU will be the average of the next available day's high and low prices. Cash payouts of each RSU awarded will be capped at a maximum of 3.0 times the value of each RSU on the Award Date.

(ii)Vesting. The RSUs will vest ratably in one-third tranches on the first anniversary, second anniversary and third anniversary of the Award Date (each, a “Vesting Date”). All vesting of a Participant’s awards will end upon termination of the Participant’s employment.

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(iii)Payments. Payments will be made in cash within two fiscal quarters following the applicable Vesting Date.

(c)    Hindalco Stock Appreciation Rights. Hindalco SARs will comprise 20% of each Participant’s award under the Plan.
(i)Value. The Black Scholes method of valuation will be used to arrive at the number of SARs to be awarded to a Participant. Each Hindalco SAR will track the appreciation value of one Hindalco share. Cash payouts of each SAR awarded will be capped at a maximum of 3.0 times the value of each SAR on the Award Date.

(ii)Vesting and Expiration. Hindalco SARs will vest ratably in one-third tranches on each anniversary of the Award Date, provided the Company achieves at least 75% of the Operating EBITDA before Metal Price Lag target established for the performance year associated with each tranche. Hindalco SARs will expire on the seventh anniversary of the Award Date.

(iii)Exercise and Payments. The grant price of a Hindalco SAR will be determined by using the average of the high and low prices of a Hindalco share as published by the Bombay Stock Exchange on the Award Date. Within 75 days following exercise, the Participant will receive a cash payment equal to the product of (i) the number of Hindalco SARs exercised, times (ii) the increase in value of one Hindalco share from the Award Date through the date of exercise. If an employee exercises on a date the Bombay Stock Exchange is closed, the exercise price will be the closing price of Hindalco shares on the preceding date the Bombay Stock Exchange was open. A Participant may exercise vested Hindalco SARs at any time prior to the expiration date, except as prohibited during a blackout period.

5.Eligibility. Employees in job bands 4 and higher are eligible to participate in the Plan. An individual selected for participation is referred to as a “Participant” throughout the Plan. An individual must be either employed in an eligible job band or transferred or hired into an eligible job band during the performance year to receive a payout under the Plan. Eligibility and payments for employees who begin employment with the Company after the start of the Performance Period will be determined by the “Plan Rules Administration” document then in effect as maintained by the Company’s Human Resources department.

(a)Employment after Plan Commencement Date.

(i)    First or Second Quarter. An eligible employee who begins employment after the Plan Commencement Date but before the end of the second quarter of the fiscal year (by September 30) will be granted an award at 90% of the target amount for the employee’s job band. The Participant’s Award Date will be the following October 1.

(ii)    Third Quarter. An eligible employee who begins employment during the third quarter of the fiscal year (October 1 through December 31) will be granted an award at 75% of the target amount for the employee’s job band. The Participant’s Award Date will be the following January 1.

(iv)Fourth Quarter. An eligible employee who begins employment during the fourth quarter of the fiscal year (January 1 through March 31) will not be eligible for an award under the Plan.

(b)Promotion after Plan Commencement Date. Awards for employees promoted into an eligible job band after the Plan Commencement Date will be determined as follows.

(i)First Quarter. An employee who is promoted into an eligible job band during the first quarter of the fiscal year or on July 1 will be eligible for a full award under the Plan. The Participant’s Award Date will be the Plan Commencement Date.

(ii)Second Quarter. An employee who is promoted into an eligible band during the second quarter of the fiscal year (July 2 through September 30) will be granted an award at 90% of the target amount for the employee’s job band. The Participant’s Award Date will be the following October 1.

(iii)Third Quarter. An employee who is promoted into an eligible job band during the third quarter of the fiscal year (October 1 through December 31) will be granted an award at 75% of the target amount for the employee’s job band. The Participant’s Award Date will be the following January 1.

(iv)Fourth Quarter. An employee who is promoted into an eligible job band during the fourth quarter of the fiscal year (January 1 through March 31) will not be eligible for an award under the Plan in that fiscal year.

6.Separation from Employment. Participants whose employment terminates during the performance year will be subject to the applicable terms set forth below. Where vested awards are cashed out, the timing of payouts will follow the schedule applicable to Participants who are current employees, except for payouts upon a Change in Control, which shall be made on the terms set forth below.

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Separation Event	Awards	Vesting and Exercise Treatment
Death, Disability	SARs	All unvested SARs will vest immediately. Vested SARs must be exercised within one year, and in no event later than the seventh anniversary of the Award Date.
	RSUs	All RSUs will vest immediately and will be cashed out.
	PUs	PUs will vest on a prorated basis, based on the number of months the Participant was employed during the vesting period. Vested PUs will be cashed out. All remaining PUs will be forfeited.
Retirement	SARs
If the retirement occurs before the first anniversary of the Award Date, all unvested SARs will be forfeited. If retirement occurs more than one year after the Award Date, vested SARs on the date of retirement must be exercised prior to the seventh anniversary of the Award Date, and unvested SARs, which will continue on the vesting schedule, must be exercised no later than the third anniversary of the Retirement date.

RSUs
RSUs will vest on a prorated basis, to be calculated according to the number of months the Participant was employed during the vesting periods. Vested RSUs will be cashed out. All remaining RSUs will be forfeited

PUs
PUs will vest on a prorated basis, based on the number of months the Participant was employed during the vesting period. Vested PUs will be cashed out after the end of the vesting period following the close of the Performance Period, subject to achievement of performance thresholds. All remaining PUs will be forfeited.

Change in Control	SARs	All unvested SARs will vest immediately and will be cashed out promptly following the Change in Control.
	RSUs	All RSUs will vest immediately and be cashed out promptly following the Change in Control.
PUs
PUs will vest on a prorated basis, based on the number of months the Participant was employed during the vesting period. Vested PUs will be cashed out after the end of the vesting period following the close of the Performance Period, subject to achievement of performance thresholds. All remaining PUs will be forfeited.

Intercompany Transfers Outside Novelis	SARs
Any unvested SARs scheduled to vest within six months after the date of transfer will continue to vest according to the vesting schedule, subject to the SAR vesting rules set forth above. All unvested SARs scheduled to vest after six months of the date of transfer will be forfeited.

	RSUs	Any RSUs scheduled to vest within six months after the effective date of transfer will continue to vest according to the vesting schedule. All other unvested RSUs will be forfeited.
PUs
PUs will vest on a prorated basis, based on the number of months the Participant was employed during the vesting period. Vested PUs will be cashed out after the end of the vesting period following the close of the Performance Period, subject to achievement of performance thresholds. All remaining PUs will be forfeited.

Voluntary Termination	SARs	Unvested SARs will be forfeited. Vested SARs must be exercised within 90 days, and in no event later than the seventh anniversary of the Award Date.
	RSUs	All unvested RSUs will be forfeited. Vested RSUs will be cashed out.
	PUs	All unvested PUs will be forfeited. Vested PUs will be cashed out.
Involuntary Termination – Without Cause (e.g., plant closure, sale of assets, position elimination)	SARs
Unvested SARs will vest on a prorated basis, based on the number of months the Participant was employed during the vesting periods , subject to the SAR vesting rules set forth above. Vested SARs must be exercised within 90 days, and in no event later than the seventh anniversary of the Award date.

	RSUs	RSUs will vest on a prorated basis, based on the number of months the Participant was employed during the vesting periods. Vested RSUs will be cashed out. All remaining RSUs will be forfeited.
PUs
PUs will vest on a prorated basis, based on the number of months the Participant was employed during the vesting period. Vested PUs will be cashed out after the end of the vesting period following the close of the Performance Period, subject to achievement of performance thresholds. All remaining PUs will be forfeited.

Involuntary Termination – For Cause	SARs	All unvested and vested SARs will be forfeited.
	RSUs	All unvested RSUs will be forfeited. Vested RSUs will be cashed out.
	PUs	All unvested PUs will be forfeited. Vested PUs will be cashed out.

7.Definitions. The following terms will have the meaning ascribed to them below.

(a)Retirement means separation from service with the Company and its subsidiaries and affiliates on or after (i) reaching 65 years of age or (ii) having a combination of age and years of service greater than or equal to 65 with a minimum age of 55.

(b)Change in Control means the first to occur of any of the following events: (i) any person or entity (excluding any person or entity affiliated with the Aditya Birla Group) is or becomes the beneficial owner, directly or indirectly through any parent entity of the Company or otherwise, of securities of the Company representing 35% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities (the “Value or Vote of the Company”); provided, however, that a Change in Control shall not be deemed to have occurred in the event that (A) any person or entity becomes the beneficial owner of securities representing 50% or less of the Value or Vote of the Company through (i) an initial public offering, (ii) a secondary offering, (iii) a private placement of securities, (iv) a share exchange transaction, or (v) any similar share purchase transaction in which the Company or any of its affiliates issues securities (any such transaction, a “Share Issuance Transaction”); and (B) a person or entity’s beneficial ownership interest in the Value or Vote of the Company is diluted solely as a result of any Share Issuance Transaction; or (ii) the majority of the members of the Board of Directors of the Company is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (iii) the consummation of a merger or consolidation of the Company with any other entity not affiliated with the Aditya Birla Group, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, 50% or more of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person or entity is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person or entity any securities acquired directly from the Company or its affiliates, other than in connection with the acquisition by the Company or its affiliates of a business) representing 50% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities; or (iv) the sale or disposition of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of its assets to a member of the Aditya Birla Group.

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Notwithstanding the foregoing, no “Change in Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions. For purposes of this Section, “beneficial ownership” shall be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

8.Taxes.

(a)    Taxes and Other Withholdings. All payments under this plan shall be subject to applicable tax and other withholdings.

(b)    Compliance with §409A of the U.S. Internal Revenue Code. To the extent applicable, this plan shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Notwithstanding anything in this plan to the contrary, all payments and benefits under this plan that would constitute non-exempt “deferred compensation” for purposes of Section 409A and that would otherwise be payable or distributable hereunder by reason of a Participant’s termination of employment, will not be payable or distributable to the Participant unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A and applicable regulations (without giving effect to any elective provisions that may be available under such definition). If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service.” Further, to the extent the Participant is a “specified employee” within the meaning of Section 409A, payment shall be delayed for six (6) months after the date of separation from service (or, if earlier, the date of death of the Participant ) to the extent required by Section 409A.

9.Interpretation and Amendment. The Company will interpret and construe the terms and conditions of the plan in its sole discretion, including but not limited to all decisions regarding eligibility for, and the amount of benefits payable under, the Plan. The Company also reserves the right to amend or modify this Plan at any time.

10.No Right to Continued Service. Nothing in the Plan confers upon any Participant the right to continued employment or service with the Company or any subsidiary or affiliate or to otherwise interfere with or restrict the right of the Company or any subsidiary or affiliate to terminate the Participant’s employment or service for any reason.